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                                                                  Exhibit (d)(1)

                         INVESTMENT MANAGEMENT AGREEMENT

                AGREEMENT made as of November 1, 2001 by and between CCM Advisors, LLC, a limited liability company organized under the laws of the state of Delaware (the "Adviser") and CCM Advisors Funds, a business trust organized under the laws of the state of Delaware (the "Trust") on behalf of the series listed on Schedule A (each a "Portfolio"):

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust issues shares of beneficial interest in each Portfolio (the "Shares") registered under the 1940 Act pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") on March 20, 2001, as amended from time to time (the "Registration Statement");

         WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and has filed notification filings under all applicable state securities laws;

         WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to each Portfolio; and

         WHEREAS, the Adviser is willing to provide investment advisory services to each Portfolio, in the manner and on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of their mutual promises, the Trust, on behalf of each Portfolio, and the Adviser agree as follows:

                                    ARTICLE 1
                              EMPLOYMENT OF ADVISER

                1.1 The Trust hereby employs the Adviser to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets of each Portfolio, to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the "Board") for the period and upon the terms herein set forth.

                1.2 The Adviser accepts such employment and agrees during such period at its own expense to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided. In connection therewith, the Adviser will retain one or more subadvisers to render such services and to assume the obligations set forth herein, subject to the provisions of the 1940 Act and the Advisers Act.

                1.3 The Adviser shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or a Portfolio.

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Notwithstanding the foregoing, the Adviser shall, for the purposes of this agreement, have authority to act as agent for each Portfolio, subject to supervision by the Board.

                1.4 The services of the Adviser herein provided are not to be deemed exclusive and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

                                    ARTICLE 2
                                DUTIES OF ADVISER

                2.1 INVESTMENT MANAGEMENT SERVICES.

                       (a) Subject to the general supervision of the Board, the Adviser shall provide general, overall advice and guidance with respect to each Portfolio and provide advice and guidance to the Board. In discharging these duties the Adviser shall, through one or more subadvisers engaged by it, provide a continuous investment program for each Portfolio and determine the composition of the assets of each Portfolio, including determination of the purchase, retention or sale of the securities, cash and other investments for each Portfolio. In performing these duties, the Adviser, indirectly through others selected by the Adviser, shall:

                           (i)    perform research and obtain and evaluate
pertinent economic, statistical, and financial data relevant to the investment policies of each Portfolio as set forth in the Registration Statement;

                           (ii)   seek out and implement specific investment
opportunities, consistent with any investment strategies approved by the Board;

                           (iii)  take such steps as are necessary to implement
any overall investment strategies approved by the Board for each Portfolio, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of each Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

                           (iv)   regularly report to the Board with respect to
the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Portfolio, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of each Portfolio as of the end of the quarter;

                           (v)    maintain all required accounts, records,
memoranda, instructions or authorizations relating to the acquisition or disposition of investments for each Portfolio; and

                           (vi)   assist in determining each business day the
net asset value of the shares of each Portfolio in accordance with applicable law; and
                       (b) Notwithstanding the responsibilities of the Adviser, neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions

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made by the subadviser or be required to approve the selections or decisions, or to confirm their compliance with applicable investment policies and restrictions; these responsibilities being within the duties of the subadviser(s);

                       (c) The Adviser shall consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Portfolio for approval, modification, or rejection by the Board;

                       (d) The Adviser's and any subadviser's services shall be subject always to the control and supervision of the Board, the restrictions of the Declaration of Trust and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, the statements relating to each Portfolio's investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Trust has furnished or will furnish the Adviser with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this agreement to furnish the Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Adviser will be entitled to rely on all documents furnished by the Trust.

                       (e) The Adviser represents that it shall make every effort to ensure that each Portfolio continuously qualifies as a Regulated Investment Company under Subchapter M of the Code or any successor provision. Except as instructed by the Board, the Adviser shall also make decisions for each Portfolio as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to each Portfolio's portfolio securities shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Adviser thereof, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

                       (f) In connection with the acquisition or disposition of securities described in Section 2.1(a)(iii), the Adviser and subadviser(s) may place orders for the purchase or sale of portfolio investments for the account of each Portfolio with brokers or dealers selected by it and, to that end, the Adviser and subadviser(s) are authorized as agents of each Portfolio to give instructions to the custodian(s) of each Portfolio as to deliveries of securities and payments of cash for the account of each Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of each Portfolio, the Adviser and subadviser(s) are directed at all times to seek to obtain the best combination of net price and execution under the circumstances within the policy guidelines set forth in the current Registration Statement. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, the Adviser and subadviser(s) may select brokers or dealers with which it, any subadviser or the Portfolio is affiliated.

                       (g) In addition to seeking the best combination of net price and execution under the circumstances, the Adviser and subadviser(s) may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Adviser and subadviser(s). The Adviser and subadviser(s) are also authorized to effect individual securities transactions at commission rates in excess of the minimum commission

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rates available, if the Adviser and subadviser(s) determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Adviser's overall responsibilities with respect to each Portfolio. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Adviser and subadviser(s) periodically will evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Adviser or a subadviser in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

                       (h) Nothing in this agreement shall preclude the aggregation of orders for sale or purchase of securities or other investments by two or more series of the Trust or by the Trust and other accounts (collectively, "Advisory Clients") managed by the Adviser or subadviser, provided that: (i) the Adviser or a subadviser's actions with respect to the aggregation of orders for multiple Advisory Clients, including each Portfolio, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, "no-action" letters, or otherwise; and (ii) the Adviser's policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted and approved by the Board.

                                    ARTICLE 3
                       ALLOCATION OF CHARGES AND EXPENSES

                3.1 CHARGES AND EXPENSES ALLOCATED TO THE ADVISER.

                The Adviser shall provide all executive, administrative, clerical and other personnel necessary to operate each Portfolio and shall pay the salaries and other costs of employing all of these persons. The Adviser shall also furnish each Portfolio with office space, facilities, and equipment and shall pay the day to day expenses related to the operation and maintenance of such office space, facilities and equipment. All expenses incurred in the organization of each Portfolio, including legal and accounting expenses and certain costs of registering securities of each Portfolio under federal securities law and qualifying for sale under state securities laws, shall also be paid by the Adviser. The Adviser shall assume and pay all expenses incurred by it in connection with managing the assets of each Portfolio, including paying the subadviser(s).

                3.2 CHARGES AND EXPENSES ALLOCATED TO EACH PORTFOLIO.

                       (a) Each Portfolio shall be responsible for payment of all expenses it may incur in its operation and all of its general administrative expenses except those expressly assumed by the Adviser as described in Section
3.1 above. These include (by way of description and not of limitation), any share redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs, interest on borrowings by the Portfolio, charges of the custodians and transfer agent, if any, cost of auditing services, all taxes and fees, investment advisory fees (other than subadvisory fees), certain insurance premiums, investor services

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(including allocable personnel and telephone expenses), the cost of paying dividends and capital gains distributions, and any extraordinary expenses, including litigation costs in legal actions involving the Portfolio, or costs related to indemnification of directors, officers and employees of the Trust.

                       (b) Each Portfolio shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

                                    ARTICLE 4
                           COMPENSATION OF THE ADVISER

                4.1 For the services to be rendered, the facilities to be furnished and the payments to be made by the Adviser, as provided herein, each Portfolio shall pay to the Adviser for each month of the Portfolio's fiscal year on the last day of each such month a fee based upon the average daily net assets of the Portfolio, as determined pursuant to the Portfolio's Registration Statement, at specified on Schedule A of this agreement.

                4.2 For the month and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the month and year respectively.

                4.3 If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

                4.4 In connection with purchases or sales of portfolio securities for the account of each Portfolio, neither the Adviser, any subadviser, nor any officer, director, shareholder or other affiliate of the Adviser or any subadviser nor any officer, trustee, shareholder or other affiliate of the Trust shall: (i) act as agent and accept any compensation other than its compensation provided for in this agreement, except in the course of such person's business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.

                4.5 The Adviser agrees that in all matters relating to the management of the investment of the assets of the Portfolio, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect.

                                    ARTICLE 5
                            LIMITATIONS OF LIABILITY

                5.1 The Adviser shall give each Portfolio the benefit of the Adviser's best judgment and efforts in rendering services under this agreement; provided, that the Adviser shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in the

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performance of its obligations and duties under this agreement; (ii) its reckless disregard of its obligations and duties under this agreement; or (iii) a breach of Section 2.1 (e) of this agreement.

                                    ARTICLE 6
                                BOOKS AND RECORDS

                6.1 The Adviser hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to each Portfolio's investments that are required to be maintained by the Portfolio pursuant to applicable law.

                6.2 The Adviser agrees that all books and records which it maintains for each Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at the Adviser's offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Adviser which pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Adviser.

                6.3 The Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                    ARTICLE 7
                   DURATION AND TERMINATION OF THIS AGREEMENT

                7.1 This agreement shall not become effective unless and until the later of the time at which it is approved by the Board, including a majority of trustees who are not parties to this agreement or interested persons of any such party to this agreement, or the time at which it is approved by a majority of each Portfolio's outstanding voting securities as required by the 1940 Act. This agreement shall come into full force and effect on the later of such two dates. The agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of each Portfolio's outstanding voting securities; and (ii) a majority of those trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                7.2 TERMINATION.

                    (a) This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of a Portfolio's outstanding voting securities, or by the Adviser, on sixty (60) days' written notice to the other party.

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                    (b) This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

                    (c) This agreement shall automatically terminate in the event of its assignment.

                                    ARTICLE 8
                          AMENDMENTS TO THIS AGREEMENT

                8.1 This agreement may be amended by the parties only if such amendment is specifically approved by: (i) the vote of a majority of each Portfolio's outstanding voting securities; and (ii) a majority of those trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                8.2 Notwithstanding anything herein to the contrary, this agreement may be amended by the parties without the vote or consent of shareholders of each Portfolio to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Trust nor the Adviser shall be liable for failing to do so.

                                    ARTICLE 9
                                     NOTICES

                9.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                If to the Trust:

                          CCM Advisors Funds
                          190 S. LaSalle Street, Suite 2800
                          Chicago, IL 60603

                          Attn: Douglas D. Peabody

                If to the Adviser:

                          CCM Advisors, LLC.
                          190 S. LaSalle Street, Suite 2800
                          Chicago, Illinois 60603
                          Attn: Douglas D.Peabody

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                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

                10.1 OTHER RELATIONSHIPS. It is understood that the officers, trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser may be interested in the Trust otherwise than as a shareholder.

                10.2 DEFINITIONS OF CERTAIN TERMS. The terms "assignment," "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding voting securities" means the lesser of: (a) 67% or more of the votes attributable to Shares of the Portfolio or the Trust, as appropriate, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Portfolio or the Trust, as appropriate.

                10.3 AGMLICABLE LAW.

                       (a) This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

                       (b) This agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act of 1934, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

                10.4 SEVERABILITY. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

                10.5 CAPTIONS. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                10.6 COUNTERPARTS. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

                10.7 COOPERATION WITH AUTHORITIES. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

                10.8 CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

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                10.9 COMPENSATION OF OFFICERS, TRUSTEES AND EMPLOYEES. No
trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a trustee, officer or employee of the Trust while at the same time holding a position as a director, officer, partner, member or employee of the Adviser. This paragraph shall not apply to consultants and other persons who are not regular members of the Adviser's staff.

                10.10 NON-LIABILITY OF TRUSTEES AND SHAREHOLDERS. A copy of the declaration of trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trust by officers of the Trust as officers and not individually. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust (or applicable series thereof) and shall not be binding upon any Trustee, officer, employee, agent or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the execution of this agreement on behalf of the trust shall impose any liability upon any Trustee, officer or shareholder of the Trust.

                IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                                 CCM ADVISORS, LLC

                                                 By:
                                                     ---------------------------
                                                 Title:
                                                        ------------------------

                                                 CCM ADVISORS FUNDS

                                                 By:
                                                     ---------------------------
                                                 Title:
                                                        ------------------------

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                                   SCHEDULE A

Limited Maturity Fixed Income Master Portfolio
Full Maturity Fixed Income Master Portfolio
Diversified Equity Master Portfolio
Balanced Master Portfolio
U.S. Growth Equity Master Portfolio
International Core Equity Master Portfolio
U.S. Government Money Market Master Portfolio

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